                                                                  EXHIBIT (e)(6)


Exhibit (e)(6) Amendment Number Two to the Delco Remy International, Inc. Supplemental Executive Retirement Plan, dated as of February 6, 2001.


                          AMENDMENT NUMBER TWO TO THE
                         DELCO REMY INTERNATIONAL, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                     --------------------------------------


     THIS AMENDMENT NUMBER TWO is hereby executed on behalf of Delco Remy International, Inc. ("Company"), effective as specifically provided herein.

                            PRELIMINARY INFORMATION
                            -----------------------

     Effective as of August 1, 1999, the Company established the Delco Remy International, Inc. Supplemental Executive Retirement Plan ("Plan"). Effective September 1, 2000, the Company amended the Plan by Amendment Number One to the Plan. The Company reserved the right to amend the Plan pursuant to Section
10.01 of the Plan and now desires to amend the Plan as hereinafter provided.

     The Plan is hereby amended as follows, effective as of January ______, 2001.

1. Section 3.01(e) of the Plan, defining change in control, is hereby amended to be and read as follows:

          "(e) "Change in Control" means the occurrence of any of the following: events:

(i) the purchase or other acquisition by any single Person, entity or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions) other than Citicorp Venture Capital Ltd. ("Citicorp"), or an Affiliate (as defined herein) thereof, or a group of Persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act( of which Citicorp is a member, or an employee benefit plan established or maintained by the Company or any Affiliate thereof, of shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock or other voting securities of the Company, if immediately following such purchase or other acquisition, such single Person, entity or group would be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of either (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding voting securities (assuming, in the case of securities convertible into or exchangeable or exercisable for other securities, the conversion or exchange thereof); or
(ii) except in the case of a transaction with Citicorp or an Affiliate thereof,
     (a) the Company's reorganization, merger, or consolidation with or into another corporation or entity, unless pursuant to such transaction the holders of the Company's voting stock immediately prior to such transaction own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity immediately after such transaction; (b) the sale or other disposition, in one or a series of transactions, of all or substantially all of the Company's assets; or (c) the approval by the shareholders of the Company of a plan of liquidation, dissolution or winding up of the Company."

2. Section 3.01of the Plan, regarding definitions, shall be amended by the addition of the following terms to the end thereof, to be and read as follows:

          "(ii) "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with the specified Person. 'Control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The words "controlling" and "controlled" shall have corresponding meanings. The term "Affiliate" shall include, without limitation, any Person who beneficially owns voting securities of any other Person or rights or warrants to purchase such voting securities (whether or not currently exercisable), representing 10% or more of the total voting power of the voting securities of such other Person, and any Person who would be an Affiliate of any such beneficial owner pursuant to this paragraph. For purposes hereof, with respect to Citicorp, the term "Affiliate" shall include, without limitation, any limited partnership, limited liability company or other investment vehicle that is sponsored or managed (whether through the ownership of securities having a majority of the voting power, as a general partner or through the management of investments) by Citicorp or its Affiliates (defined without giving effect to this clause) or present or former employees of Citicorp or its Affiliates.

          (jj) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government, or any agency or political subdivision thereof or any other entity."

3. The definition of "Voting Securities" under Section 3.01(gg) shall be deleted in its entirety.
4. Article IX of the Plan, regarding Change in Control, shall be amended to be and read as follows:

          "In the event of a Change in Control in which the Company will not be the surviving or successor entity immediately following the Change in Control, the surviving or successor entity shall continue the Plan and shall assume all obligations under the Plan. In addition, if the Board determines in good faith that the Change in Control and any related or then contemplated financing transaction will impair in any material respect the financial condition or creditworthiness of the Company (or other surviving or successor entity), the Company (or other surviving or successor entity) shall as soon as possible, but in no event later than thirty (30) days after the Change in Control, implement a Rabbi Trust and make an irrevocable contribution to such Trust in an amount sufficient to pay each Participant or Beneficiary, the benefits to which the Participants and Beneficiaries are entitled pursuant to the terms of the Plan as of the date the Change in Control. To the extent that the Company does not survive the Change in Control, the surviving or successor entity shall be responsible for implementing and making such contributions to the Rabbi Trust, if otherwise required to be implemented pursuant to the requirements of this Article. The assets of any such Rabbi Trust shall remain subject to the claims of the Company or the surviving or successor entity's general creditors in the event of the Company's or the surviving or successor entity's insolvency or bankruptcy, as applicable."

5. In all other respects, the Plan shall be and remain unchanged. Dated this _______ day of _________________, 2001.

                              DELCO REMY INTERNATIONAL, INC.



                              By:_______________________________________
                              Title: Senior Vice President-Chief Financial
Officer



                              By:_______________________________________
                              Title: Senior Vice President Human Resources and
                                  Communications